Exhibit 10.1

Aduro Biotech, Inc.

Non-Employee Director Compensation Policy

Approved by the Board of Directors on March 20, 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Aduro Biotech, Inc. (“Aduro”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	Eligible Directors other than the Non-Executive Chairperson: $40,000
b.	Non-Executive Chairperson: $65,000
2.	Annual Committee Chair Service Retainer:[1]
a.	Chairperson of the Audit Committee: $15,000
b.	Chairperson of the Compensation Committee: $12,000
c.	Chairperson of the Nominating & Corporate Governance Committee: $8,000
3.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $6,000
c.	Member of the Nominating & Corporate Governance Committee: $4,000
d.	Member of the Science & Technology Committee: $10,000

[1]	Eligible Directors who serve as a Committee Chair will not receive the annual retainer for service as a member on such Committee.

Equity Compensation

The equity compensation set forth below will be granted under the Aduro, Inc. 2015 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Option Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option to purchase 60,000 shares of Common Stock (the “Initial Option Grant”).  The Initial Option Grant will vest one-third after the first year, with the remaining shares vesting quarterly in years two and three following the grant date, such that the Initial Option Grant will be fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service on each applicable vesting date.  In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Initial Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

2. Annual Option Grant: On the date of each Aduro annual stockholder meeting, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase 30,000 shares of Common Stock (the “Annual Option Grant”).  The Annual Option Grant will vest quarterly over one year from the grant date, such that the Annual Option Grant will be fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service on each applicable vesting date.  In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Annual Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

Election to Receive Annual Cash Compensation in the Form of Stock Options

Each Eligible Director may elect, in writing, to receive his or her annual cash compensation in the form of stock options.  Such election would apply to all annual cash compensation payable during the subsequent year of service.  If elected, all stock options will be granted under the Plan and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, will be granted on the date of the annual meeting of our stockholders, will vest monthly over one year form the grant date, , and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

The number of stock options that an Eligible Director will receive in lieu of such annual cash compensation will be determined by dividing (i) the amount of annual cash compensation that would otherwise be paid during the upcoming year of service, by (ii) the Black-Scholes value of a share of Common Stock on the applicable grant date.  Any election to receive stock options in lieu of annual cash compensation must be made by the Eligible Director at least five (5) business days prior to the date of the annual meeting of stockholders and such election will be irrevocable until the next annual meeting of the stockholders.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Philosophy

The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board.  The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis following the IPO.  The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of Aduro, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees.  Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value.  Further, we believe that stock-based awards are essential to attracting and retaining talented Board members.  When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable.  We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.